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                                                                       Exhibit 5

                              Debevoise & Plimpton

                                                                     May 4, 2001

Dear Sirs:

                  We have acted as counsel to Moore-Handley, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to 460,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), to be issued pursuant to the Moore-Handley, Inc. 2001 Incentive Compensation Plan (the "Plan").

                  We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

                  Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,


                                         /s/ Debevoise & Plimpton
                                         ------------------------
                                         Debevoise & Plimpton